Exhibit 99.1

           Ciphergen Reports Second Quarter 2003 Financial Results

                 Revenue Increased 65% vs. Year Prior Period

    FREMONT, Calif., July 24 /PRNewswire-FirstCall/ -- Ciphergen Biosystems, Inc. (Nasdaq: CIPH) reported financial results for the second quarter of 2003. For the quarter ended June 30, 2003, total revenue increased 65% to $14.3 million, up from revenue of $8.7 million in the second quarter of 2002. The increase in revenue was due to increased sales of ProteinChip(R) Systems and Arrays, increased sales of automation accessories, increased revenue from Ciphergen's BioSepra(R) Process Proteomics products, and increased revenue from service activities. Due to the litigation settlement achieved in the second quarter, Ciphergen recorded $7.3 million as a non-recurring expense which was recorded in cost of revenue. The Company reported a net loss of $15.6 million for the second quarter of 2003, compared to a net loss of $7.3 million for the comparable period of 2002.
    "We are pleased to report another strong quarter for Ciphergen, as our systems, consumables and services revenue continued to grow at a rapid rate. We continue to expand our business on all fronts including broadening our customer base, developing and launching innovative new products and strengthening our patent estate," commented William Rich, President and CEO of Ciphergen. "With the litigation behind us, and uncontested freedom to fully exploit the SELDI technology, we are expanding our business initiatives to other potentially lucrative markets including the discovery and development of protein-based clinical diagnostics and theranostics."

    Financial Impact of Litigation Settlement. Under the terms of the settlement, Ciphergen paid to LumiCyte $3 million in cash and issued
1.25 million shares of Ciphergen stock. In addition, Ciphergen will pay royalties of up to $10 million over a 10-year period to Molecular Analytical Systems. To account for these obligations, Ciphergen recorded during this quarter approximately $7.3 million in a non-recurring expense in cost of revenue. Ciphergen anticipates recording approximately $1.2 million per year in additional cost of revenue over the next 11 years with respect to this settlement.
    The following is a reconciliation of selected financial information prepared according to Generally Accepted Accounting Principles (GAAP) with selected non-GAAP financial information. Management believes that this adjustment for non-recurring expense associated with the litigation settlement enhances an investor's ability to compare the Company's results of operations for the three and six month periods ended June 30, 2003 to its results for historic and future quarterly periods. Management relies on this presentation internally for purposes of comparing such periods.


                        Selected Financial Information
                                 (Unaudited)
                                (in thousands)

                                    Three Months Ended     Six Months Ended
                                         June 30,              June 30,

    GAAP presentation                 2002       2003        2002       2003
    Revenue                         $8,653    $14,264     $15,467    $27,105
    Cost of revenue                  2,848     11,962       5,350     16,785
    Gross profit                     5,805      2,302      10,117     10,320
    Net loss                        (7,297)   (15,605)    (14,460)   (24,801)

    Adjustment for non-recurring
     expense associated with
     litigation settlement
    Cost of revenue                    $--    $(7,257)        $--    $(7,257)

    Pro forma selected financials
    Revenue                         $8,653    $14,264     $15,467    $27,105
    Cost of revenue                  2,848      4,705       5,350      9,528
    Gross profit                     5,805      9,559      10,117     17,577
    Net loss                        (7,297)    (8,348)    (14,460)   (17,544)


    Revenue Guidance. Although revenue continued to grow rapidly during the second quarter, Ciphergen's revenue reflected for the first time a softer purchasing environment in the U.S. We expect improving business conditions in the second half of 2003 in the U.S. and the Company continues to expect that 2003 revenue will be in the range of our original revenue guidance of $65-70 million.

    Summary Highlights for the Quarter:

    Litigation Settlement. Ciphergen cemented its rights to its core SELDI technology through a settlement with LumiCyte and Molecular Analytical Systems that provides Ciphergen with an exclusive worldwide license and the right to sublicense the technology and to commercialize any and all products, information and services derived from the technology without limitation.

    Expanding Biomarker Discovery and Diagnostic Commercialization in Cancer Research.

    -- 48 AACR Abstracts. 48 scientific clinical proteomics studies highlighting the use of Ciphergen's SELDI ProteinChip platform in cancer research were published in the proceedings of the American Association for Cancer Research's 2003 Meeting, nearly doubling the number of citations at last year's meeting. Many of the publications document new and exciting progress in early cancer detection, mechanisms of drug resistance, and correlation of genomic and proteomic data.
    -- Colon Cancer Collaboration with bioMerieux. Ciphergen also established a diagnostic biomarker discovery collaboration with bioMerieux S.A. by which the two companies will work together to discover biomarkers and multi-biomarker panels that may improve the diagnosis and management of colon cancer using Ciphergen's ProteinChip technology.
    -- ProteinChip Diagnostics Discovery and Commercialization Rights Licensed to Leading Canadian Clinical Research Group. Toronto Medical Laboratories (TML) has acquired Ciphergen's AutoBiomarker ProteinChip System along with discovery and commercialization licenses, with an objective of pursuing targeted assay development projects aimed at identifying new protein biomarkers that can be converted into commercial diagnostic tests in cancer and organ transplantation. Projects include TML and the McLaughlin Centre using the ProteinChip technology to conduct biomarker discovery and clinical studies on large organ transplant rejection markers, the early diagnosis of endometrial, thyroid and lung cancer, and the identification of predictors of response to novel therapeutic agents in colon cancer, leukemia and myeloma.

    Progress in SARS Research. Ciphergen's ProteinChip technology is being employed by multiple groups, including Health Canada's National Microbiology Lab, Beijing Clinical SARS Testing Center and the Genomic Institute of Singapore, in the hunt for novel protein biomarkers associated with Severe Acute Respiratory Syndrome (SARS). A number of potential biomarkers have already been discovered in SARS patient samples; these proteins are being identified and will be further evaluated for their utility in developing accurate diagnostic tests for SARS. If successful, therapeutic and/or vaccine strategies based on insights provided from these biomarkers may be pursued as well.

    New Product Introductions.   During the quarter, Ciphergen launched its
new Interaction Discovery Mapping(TM) (IDM) platform, representing a further development in Clinical Proteomics application tools that enables rapid protein interaction studies and complements our proven Expression Difference Mapping(TM) (EDM) capability for biomarker discovery and provides improved capabilities in functional proteomics applications. The IDM platform enables:

    --    Rapid discovery of new protein interaction-related biomarkers;
    -- Elucidation of disease-associated biological pathways and function, as well as novel therapeutic strategies; and
    -- Development of rapid, quantitative multi-marker assays for disease diagnosis, prognosis and treatment monitoring as well as improved clinical sensitivity and specificity.

    In addition, Ciphergen launched the first of a family of "matrix-free" ProteinChip Arrays which enable low molecular weight species to be detected with greatly improved signal-to-noise. In comparative studies between our SEND technology and traditional MALDI, protein digests are routinely detected at around 10x better sensitivity and with up to 90% sequence coverage.

    Expanding Process Proteomics. Ciphergen opened its newest Process Proteomics Center located near Boston, MA. Leveraging the company's ProteinChip System and high performance BioSepra protein purification technologies, the center is dedicated to providing rapid and effective solutions to difficult protein production issues in the realm of biopharmaceutical product development and production. The opening of this center strengthens the Company's ability to provide advanced protein expression and purification solutions to its biopharmaceutical and biotechnology clients. Ciphergen is pioneering the field of Process Proteomics whereby ProteinChip and BioSepra technologies are combined to dramatically simplify and accelerate the development and production of proteins at all scales. The new center's services will include novel approaches to research and large-scale protein expression optimization, chromatography purification development, analytical methods development and biomanufacturing process development.

    Key Patents Issued. Two key patents were issued during the quarter directed to Ciphergen's core technologies -- European Patent Number
EP 0 700 521 B1, directed to Surface-Enhanced Laser Desorption Ionization (SELDI) technology; and United States Patent 6,579,719, directed to protein expression profiling using SELDI. The European patent secures our rights to our core SELDI technology in Europe, and the U.S. patent supplements our basic U.S. patents with coverage for the most important ProteinChip technology application -- protein expression profiling -- which is at the heart of protein biomarker discovery.

    About Ciphergen
    Ciphergen develops, manufactures and markets a family of ProteinChip(R) Systems and services for clinical, research and process proteomics applications, as well as a broad range of bioseparations media for protein purification through its BioSepra(R) process chromatography division. ProteinChip Systems and Biomarker Discovery Center(R) collaborative services enable protein discovery, profiling, characterization and assay development to provide researchers with predictive analysis capabilities and a better understanding of biological functions at the protein level. ProteinChip Systems are enabling tools in the emerging field of protein-based biology research, known as proteomics. Proteomics provides a direct approach to understanding the role of proteins in the biology of disease, monitoring disease progression and evaluating the therapeutic effects and side effects of drugs. Ciphergen believes proteomics will be a major focus of biological research by enhancing the understanding of gene function and the molecular basis of disease. Additional information about Ciphergen can be found at www.ciphergen.com.

    Safe Harbor Statement
    Note Regarding Forward-Looking Statements: This press release contains forward-looking statements, including statements regarding the use of ProteinChip technology to discover useful protein biomarkers that can be used for diagnostic, theranostic and/or drug development purposes, future additional cost of revenue arising from our litigation settlement, the Company's revenue projections for 2003, the development of diagnostic tests for various cancers including colon cancer as well as for SARS, potential therapeutics or vaccines that might arise from SARS biomarker discovery efforts, the successful applications of our IDM platform, our ability to combine ProteinChip and BioSepra technologies to simplify and accelerate the development and production of proteins at all scales, and future growth in the field of proteomics. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including the ProteinChip technology's ability to discover protein biomarkers that have diagnostic, theranostic and/or drug development utility, the possibility that the impact of the litigation settlement on cost of revenue in future years could be greater than that stated due to an impairment of the useful life of the SELDI technology, the Company's ability to generate significant growth in unit sales while maintaining pricing, the IDM platform's ability to rapidly discover protein interactors, elucidate disease pathways and functions, and to develop useful assays, and the continued emergence of proteomics as a major focus of biological research and drug discovery. Investors should consult Ciphergen's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2002 and pending Registration Statement on Form S-3 filed on June 24, 2003, for further information regarding these and other risks of the Company's business.
    NOTE: Ciphergen, ProteinChip, Biomarker Discovery Center and BioSepra are registered trademarks of Ciphergen Biosystems, Inc.


                          Ciphergen Biosystems, Inc.
                        Summary Financial Information
                                 (Unaudited)
                    (in thousands, except per share data)


                                   Three Months Ended      Six Months Ended
                                        June 30,               June 30,
                                     2002       2003       2002        2003

    Revenue                         $8,653    $14,264    $15,467     $27,105

    Cost of revenue (A)              2,848     11,962      5,350      16,785
    Gross profit                     5,805      2,302     10,117      10,320

    Operating expenses:
      Research and development       4,701      7,011      8,621      13,392
      Sales and marketing            5,148      6,097      9,928      11,946
      General and administrative     3,337      4,246      6,304       8,954
      Amortization
       of intangible assets            207        207        414         414
        Total operating expenses    13,393     17,561     25,267      34,706

    Loss from operations            (7,588)   (15,259)   (15,150)    (24,386)

    Interest and other income, net     383        (44)       799         288
    Loss before income taxes        (7,205)   (15,303)   (14,351)    (24,098)

    Income tax provision                92        302        109         703

    Net loss                       $(7,297)  $(15,605)  $(14,460)   $(24,801)

    Net loss per share,
     basic and diluted              $(0.27)    $(0.56)    $(0.54)     $(0.90)

    Shares used in computing
     net loss per share             26,898     27,782     26,846      27,498

                                                       December 31,  June 30,
                                                           2002        2003
    Cash, cash equivalents
     and investments in securities                       $42,541     $28,231
    Total assets                                          87,615      76,949
    Stockholders' equity                                  68,354      53,781

    (A) In the three months and six months ended June 30, 2003 cost of revenue included a non-recurring $7,257 expense related to our litigation settlement.


SOURCE  Ciphergen Biosystems, Inc.
    -0-                             07/24/2003
    /CONTACT: Sue Carruthers, Investor Relations of Ciphergen Biosystems, Inc., +1-510-505 2297/
    /Web site:  http://www.ciphergen.com/
    (CIPH)

CO:  Ciphergen Biosystems, Inc.
ST:  California
IN:  HEA OFP
SU:  ERN